Exhibit 10.7

FORM OF WATER SYSTEM MANAGEMENT AGREEMENT

This WATER SYSTEM MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of    , 2026 (the “Effective Date”) by and between DE IV Flow, LLC, a      limited liability company (“Owner”), and     , a      limited liability company (“Operator”). Owner and Operator are sometimes referred to herein each individually as a “Party” and collectively as the “Parties”. Capitalized terms used herein that are not defined in the other provisions of this Agreement have the respective meanings set forth in Article I.

RECITALS:

WHEREAS, Owner owns the Water System, which provides for the storage, transportation, treatment, processing, disposal, purchase, and sale of water, including produced water, fresh water, blended water, treated water, and recycled water;

WHEREAS, Owner and Operator are parties to the Gathering Agreements, pursuant to which Operator is obligated to provide certain water supply, disposal and related services to the Upstream Operators; and

WHEREAS, Operator shall provide the Services, including to operate, maintain, repair and optimize the Water System to satisfy Operator’s obligations under the Gathering Agreements, in exchange for the consideration to be paid hereunder.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1 Definitions. The following capitalized terms have the following respective meanings:

“Affiliate” unless otherwise provided herein, means (a) with respect to Owner, only Owner and its direct and indirect subsidiaries; and (b) with respect to Operator, only Operator and its direct and indirect subsidiaries (excluding Owner and its direct and indirect subsidiaries); and the term “Affiliated” shall have a correlative meaning. For clarity, Owner and Operator shall not be considered Affiliates for purposes of this Agreement.

“Agreement” has the meaning set forth in the preamble.

“Annual Minimum Royalty” has the meaning set forth in Section 2.5(b).

“Barrel” means forty-two (42) U.S. gallons.

“Brackish Water” means water with salinity levels between seawater and freshwater.

“Change in Control” means, with respect to a Person, the occurrence of any of the following events: (a) the sale, transfer, or other disposition (in one transaction or a series of related transactions) of all or substantially all of such Person’s assets to any other Person; or (b) any merger, consolidation, or other transaction or series of related transactions as a result of which (i) any other Person or group of Persons (other than the then-current equity holders of such Person or their Affiliates) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the outstanding voting interests or equity securities of such Person, or (ii) such Person is merged or consolidated with or into another Person and, as a result of such merger or consolidation, the equity holders of such Person immediately prior to such transaction do not own more than fifty percent (50%) of the outstanding voting interests or equity securities of the surviving or resulting entity.

“Change in Law” means the occurrence of any of the following after the Effective Date: (a) the enactment of any new and applicable Law; (b) the modification of any existing applicable Law; or (c) a change in the interpretation or application of any applicable Law by a Governmental Authority having jurisdiction (including a change resulting from guidance documents or rulings issued by such Governmental Authority), in each such case of clauses (a) through (c) which has a material and adverse impact on the business and day to day operations of Owner or its Affiliates.

“Claim Notice” has the meaning set forth in Section 2.11.

“Confidential Information” means: (a) all information, materials and data provided by one Party or any of its Affiliates (the “Disclosing Party”) to the other Party or any of its Affiliates (the “Receiving Party”) under this Agreement or in connection with performance under this Agreement; and (b) the terms of this Agreement. Confidential Information does not include (i) information that was in or comes into the lawful possession of the Receiving Party without confidentiality restrictions at the time of acquiring such information; (ii) information that is or becomes public knowledge without the fault of the Receiving Party; (iii) information that is or becomes available to the Receiving Party on an unrestricted basis from a source having a right to make such disclosure; or (iv) information that is developed by the Receiving Party independent of Confidential Information received hereunder.

“Contract Year” means (a) the period commencing on the Effective Date and ending on December 31 of the calendar year in which the Effective Date occurs and (b) each subsequent twelve (12) month period commencing on January 1 and ending on December 31.

“DE Gathering Agreement Required Connections” means     .

“DE Gathering Agreements” means    .

“Deliverables” has the meaning set forth in Section 2.2(b).

“Direct Costs” means all: (a) costs and expenses paid or incurred to purchase and transport Fresh Water sold to generate the Revenue; (b) costs and expenses paid or incurred to treat, recycle and transport recycled water sold to generate the Revenue; (c) costs and expenses paid or incurred to transport and dispose of Produced Water; (d) ad valorem taxes assessed on the Water System; (e) any sales and similar transactional taxes collected from Operator or Owner pursuant to this Agreement and the Gathering Agreements; (f) costs and expenses paid or incurred to operate, maintain and repair the Water System or perform the Services, including any Maintenance Capital Expenditures; (g) costs and expenses paid or incurred to respond to an emergency or replace, repair or remediate any assets associated with the Water System that are damaged or destroyed by any casualty loss; (h) any costs or expenses paid or incurred with respect to the Water System that are necessary to comply with Law; (i) any costs or expenses that would constitute direct charges under Council of Petroleum Accountants Society standards; (j) the costs of any general liability insurance, excess liability insurance, business interruption insurance and oil lease property insurance maintained by Operator in connection with Services; and (k) any costs or expenses incurred to comply with the DE Gathering Agreements with respect to the DE Gathering Agreement Required Connections. For the avoidance of doubt, Operator shall be solely responsible for the disbursement of all Direct Costs incurred in connection with the Gathering Agreements or otherwise in accordance with the Services.

“Disclosure Recipients” means, with respect to any Receiving Party, such Party’s Affiliates, directors, officers, employees, representatives, agents, investors, Lenders, accountants, attorneys or other financial or professional advisors, in each case that receive Confidential Information of the Disclosing Party.

“Disposal Well” means a Produced Water injection well and its related facilities and equipment owned by Owner or its Affiliates (or its or their respective successors and permitted assigns) that is permitted by the Railroad Commission of Texas, the New Mexico Oil & Gas Conservation Division, or other applicable Governmental Authority and used to inject Produced Water only into and stored in non-commercial hydrocarbon productive zones or intervals underlying the Water System, but only to the extent that such well has a surface location within the Water System. For the avoidance of doubt, Disposal Wells shall not be used to, and shall not include any wells or related facilities and equipment used to, inject and/or store any non-hydrocarbon gases (including carbon dioxide) or non-oilfield liquid wastes into or beneath the Water System.

“Due Date” has the meaning set forth in Section 2.7(a).

“Effective Date” has the meaning set forth in the preamble.

“Environmental Laws” means any applicable Law that pertains to (a) pollution or pollution control, (b) the protection of the environment (including natural resources and threatened or endangered species) or relating to public or worker health or safety, or (c) the management, transportation, release or disposal of Hazardous Materials and the remediation of contamination in connection with the operations under the Water System, including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Solid Waste Disposal Act (as amended by the Resource Conservation and Recovery Act), 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f-300, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., Clean Water Act, 33 U.S.C. §§ 1251 et seq., Rivers and Harbors Act, 33 U.S.C. §§ 401 and 40, National Environmental Policy Act, 42 U.S.C. §§ 4321 et seq., Fish & Wildlife Coordination Act, 16 U.S.C. §§ 661 et seq., Resource Conservation & Recovery Act, 42 U.S.C. §§ 6901 et seq., each as amended, and any analogous state Laws, and the regulations and orders promulgated by a Governmental Authority thereunder.

“Event of Bankruptcy” means, with respect to any Party, any of the following: (a) making a general assignment for the benefit of creditors; (b) filing a voluntary petition in bankruptcy; (c) filing a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any bankruptcy, insolvency or other similar law; (d) seeking, consenting to, or acquiescing in the appointment of a trustee, receiver or liquidator of such Party, or of all or any substantial part of its properties or assets under any bankruptcy, insolvency or other similar law; or (e) (i) the passage of one hundred twenty (120) days after the commencement of any involuntary proceeding against such Party, seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any bankruptcy, insolvency or other similar law, if the proceeding has not been dismissed, (ii) the passage of ninety (90) days after the appointment without its consent or acquiescence of a trustee, receiver or liquidator of such Party, or of all or any substantial part of its properties or assets, if the appointment is not vacated or stayed, or (iii) the passage of ninety (90) days after the expiration of any such stay, if the appointment is not vacated.

“Extension Term” has the meaning set forth in Section 4.1.

“Fresh Water” means groundwater that may be produced from any subsurface water-bearing formation or aquifer that may be used in oil and gas operations or for some other beneficial purpose, but excluding Produced Water and Recycled Water.

“Fresh Water Royalty” has the meaning set forth in Section 2.5(a)(iii).

“Gathering Agreements” means those certain gathering or similar agreements listed on Exhibit A-4 attached hereto, as the same may be amended, restated, supplemented, or otherwise modified from time to time. Exhibit A-4 shall be deemed automatically updated from time to time to the extent that Owner and Operator enter into any further such agreements following the Effective Date.

“Governmental Authority” means (a) any federal, state, local, municipal, tribal or other government, (b) any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or other taxing power, and (c) any court or governmental tribunal.

“Hazardous Material” means any substance, material, or waste regulated or that may form the basis of liability under, or impose standards of conduct pursuant to, any Environmental Law, including any substance regulated as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” a “waste,” or words of similar meaning and regulatory effect.

“Hydrosource” has the meaning set forth in Section 10.4(b).

“Initial Term” has the meaning set forth in Section 4.1.

“Invoice” has the meaning set forth in Section 2.7(a).

“Items” has the meaning set forth in Section 2.2(a).

“Law” means any applicable statute, law (including common law and Environmental Laws), rule, regulation, requirement, ordinance, order, code, ruling, writ, injunction, decree, or other official act of or by any Governmental Authority.

“Lenders” means any Person providing financing to Owner or its Affiliates.

“Losses” means any claims, demands, suits, causes of action, losses, damages, liabilities, liens, encumbrances, obligations, fines, penalties, out-of-pocket costs (including attorneys’ fees and costs of investigation, litigation or arbitration) and expenses, judgments, awards, or amounts, of any kind or character, whether created by law (including statute), contract, tort, voluntary settlement or otherwise, or under judicial proceedings, administrative proceedings or otherwise.

“Maintenance Capital Expenditure” means any capital expenditures required to maintain, repair or replace any portion of the Water System including: (a) repairing or replacing any portion of the Water System as a result of a casualty loss, (b) bringing the Water System or the operation thereof into compliance with Law, and (c) replacing equipment related to the Water System that is no longer capable of functioning efficiently for its intended use.

“Midco” has the meaning set forth in Section 10.4(b).

“Net Proceeds” means gross revenue generated from the Water System (“Revenue”) minus Direct Costs incurred in connection with the Water System.

“Operator” has the meaning set forth in the preamble.

“Operating Account” has the meaning set forth in Section 2.3.

“Operator Default” has the meaning set forth in Section 5.3.

“Operator Group” has the meaning set forth in Section 8.2.

“Operator’s Representative” has the meaning set forth in Section 10.10.

“Overdue Rate” means the lesser of one percent (1%) per month and the maximum rate permitted by Law.

“Owner” has the meaning set forth in the preamble.

“Owner Default” has the meaning set forth in Section 5.1.

“Owner Group” has the meaning set forth in Section 8.1.

“Owner-Performance Notice” has the meaning set forth in Section 2.11.

“Owner’s Representative” has the meaning set forth in Section 10.10.

“Party” and “Parties” have the meanings set forth in the preamble.

“Permit” means any permit, license, registration, approval, or similar authorization to construct, own, and operate any Water System, or pond, impoundment, tank, or similar structure, equipment or facility for the production, storage, treatment, recycling, transportation, disposal or use of Produced Water or Fresh Water that is validly issued and approved by the Railroad Commission of Texas, the New Mexico Oil Conservation Division, or other Governmental Authority having jurisdiction.

“Person” means an individual, a partnership (general, limited or limited liability), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity or organization, or a Governmental Authority.

“Produced Water” means any produced water, flowback water, brine water, saltwater, associated incidental hydrocarbons, trace amounts of oil industry chemicals or various trace solids, and any other water borne liquid substances generated as waste in connection with drilling for and producing hydrocarbons, but excluding Fresh Water and Recycled Water.

“Produced Water Royalty” has the meaning set forth in Section 2.5(a)(i).

“Prudent Industry Practices” means that degree of skill, diligence and judgment, and the utilization of practices, methods, techniques and standards, that are generally expected of a reasonably prudent firm engaged in work similar in nature and extent to the management and operation of the Water System hereunder, and acting as a reasonable and prudent operator. Prudent Industry Practices are not limited to the optimum practice or method to the exclusion of others, but rather refer to commonly used and reasonable practices and methods. The Parties acknowledge and agree that actions taken, or not taken, by Operator in reliance on information, opinions, reports or statements of any attorney, public accountant, consulting engineer, engineering, procurement and construction contractor, or other third Person expert, selected by Operator, as to matters which Operator reasonably believes in good faith to be within such Person’s professional expert competence, shall be deemed to have been taken, or not taken, in accordance with Prudent Industry Practices.

“Put Agreement” has the meaning set forth in Section 10.4(b)

“Recycled Water” means any water recycled and/or treated for re-use, including all water produced, treated, blended with other water, or recycled.

“Recycled Water Royalty” has the meaning set forth in Section 2.5(a)(ii).

“Representing Party” has the meaning set forth in Section 3.1.

“Required Insurance” has the meaning set forth in Section 10.16(a).

“Retained Operator Amounts” is defined in Section 2.5(a).

“Royalty” means, collectively, the Produced Water Royalty, the Recycled Water Royalty, and the Fresh Water Royalty.

“Services” has the meaning set forth in Section 2.1(a)(ii).

“Shortfall” has the meaning set forth in Section 2.7(b).

“Shortfall Invoice” has the meaning set forth in Section 2.7(b).

“Shortfall Report” has the meaning set forth in Section 2.7(b).

“Term” has the meaning set forth in Section 4.1.

“Third Party” means any Person that is not a Party or an Affiliate of a Party to this Agreement.

“Third Party Negotiations” is defined in Section 2.1(a)(iv).

“Upstream Operators” means each Person that is a party (other than Owner or Operator) to a Gathering Agreement and that delivers or causes to be delivered Produced Water to the Water System or receives Fresh Water, Recycled Water, or water management or similar services from the Water System pursuant to such Gathering Agreement.

“Water System” means, collectively, equipment and facilities owned by Owner or its Affiliates that provide for the storage, transportation, treatment, processing, disposal, purchase and sale of produced water, fresh water, blended, treated and recycled water, including the right to install, maintain, modify, own, operate and remove any facilities, infrastructure and equipment, including Disposal Wells and all water blending, recycling, treatment and handling infrastructure and operations used in connection therewith, described on Exhibit A-1 attached hereto, and all extensions thereof and improvements or additions thereto.

Section 1.2 Construction. Unless the context otherwise requires: a term has the meaning assigned to it; “or” is not exclusive; words in the singular include the plural, and words in the plural include the singular; provisions apply to successive events and transactions; the words “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; all references herein to Articles, Sections, paragraphs, subparagraphs and clauses shall be deemed to be references to Articles, Sections, paragraphs, subparagraphs and clauses of this Agreement unless the context shall otherwise require; the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; references to “$” or “dollars” shall mean United States dollars; unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement, instrument or statute that is referred to herein means such agreement, instrument or statute as from time to time amended, restated, waived or otherwise modified or supplemented, including (i) in the case of agreements or instruments and references to all attachments thereto and instruments incorporated therein, by waiver or consent, and (ii) in the case of statutes, by succession of comparable successor statutes.

ARTICLE II

WATER SYSTEM OPERATIONS; ACCESS RIGHTS

Section 2.1 Water System Operations.

(a) Services.

(i)

Owner grants, during the term of this Agreement and to the fullest extent permitted by applicable Law, full authority to Operator to do all things which are necessary and proper to perform the Services and carry out the duties and responsibilities of Owner (or its applicable Affiliate) and Operator under the Gathering Agreements, including the authority to execute such agreements, permits and other documents and to take such actions as may be necessary or appropriate in Operator’s reasonable judgment, for the performance of the Services so long as such activities, agreements, permits and other documents may be lawfully carried out or performed by Owner; provided, however, that in no event shall Operator’s authority hereunder be greater than or extend beyond applicable Law. Operator may delegate the authority granted by Owner to Operator pursuant to this Section 2.1(a) to contractors, subcontractors, its Affiliates or employees that are necessary or appropriate for the performance of the Services; provided, that Operator shall not permit a contractor or subcontractor to execute any agreement, permit, or other document in the name of Owner. Notwithstanding the foregoing, no such delegation of authority shall relieve Operator of any of its duties, obligations, or liabilities under this Agreement or the Gathering Agreements, and Operator shall remain fully responsible and liable for the acts, omissions, errors, negligence, and willful misconduct of any contractor, subcontractor, Affiliate, or employee to whom Operator has delegated any authority or obligation hereunder, to the same extent as if such acts, omissions, errors, negligence, or willful misconduct were those of Operator.

(ii)

Operator shall operate, maintain, repair, expand, and optimize the Water System (together with all related pipelines, pumps, tanks, disposal and recycling facilities, intake and delivery points, meters, electrical and control systems, and other appurtenant equipment), all as may be necessary in order to fulfill Owner’s and Operator’s responsibilities under the Gathering Agreements (including carrying out the DE Gathering Agreement Required Connections), in each case, subject to the terms of this Agreement, including those services described in Exhibit A-3 (the “Services”). Neither Party may expand the scope of any of the Services or add any additional services to the Services without the prior written consent of the other Party (acting in its sole discretion). Except as expressly set forth herein, Operator shall perform the Services and any of its other obligations under this Agreement at its sole cost and expense.

(iii)	Notwithstanding anything contained in this Agreement, Owner shall at all times remain the owner of the Water System (including any expansions thereof).

(iv)

Operator may engage in negotiations with Third Parties to add such Third Parties as customers to the Water System, including the negotiation of any new contracts, amendments, extensions, or other agreements with customers of the Water System and any other Third Parties (collectively, “Third Party Negotiations”), and Owner shall provide reasonable support and cooperation to Operator in connection with such Third Party Negotiations. Operator shall keep Owner informed as to the status and progress of all Third Party Negotiations on a regular and ongoing basis, including by providing Owner with prompt written notice of (A) the commencement of any material Third Party Negotiation, (B) any material developments or proposed terms arising in the course of such Third Party Negotiations, and (C) the conclusion or termination of any such Third Party Negotiation. For the avoidance of doubt, Operator’s authority to conduct Third Party Negotiations pursuant to this Section 2.1(a)(iv) shall not be deemed to authorize Operator to enter into, execute, terminate, novate, amend, or extend any contract with any customer of the Water System (including any Gathering Agreement) or any other agreement of Owner or its Affiliates without the express prior written consent of Owner as required under Section 2.1(d), such consent not to be unreasonably withheld.

(v)

Operator may perform any other services or actions as may be necessary or advisable to: (A) comply with applicable Law or any contracts or arrangement by which Owner, Operator or the Water System is bound, or (B) address an emergency.

(vi)

Notwithstanding anything contained in this Agreement, unless otherwise mutually agreed between the Parties, in no event shall the Services include (and Operator shall have no obligation with respect to): (A) any expansions of the Water System (other than the DE Gathering Agreement Required Connections) or (B) any other services Operator is prohibited from performing under the terms of this Agreement.

(b) Standard of Conduct.

(i)

Operator shall (and shall cause any of its Affiliates to, if applicable) perform its obligations under this Agreement and exercise its rights or powers under this Agreement, in each case, in compliance with this Agreement and the Gathering Agreements and in compliance in all material respects with all applicable Laws, Permits and Prudent Industry Practices.

(ii)

Operator shall be responsible for the Services and its performance in accordance with Prudent Industry Practices, regardless of any failure of any contractor, subcontractor, Affiliate or employee to perform.

(c) Operator’s Operating Authority. During the Term, Operator shall not undertake any activity that (i) violates any applicable Law in any respect that could have a materially adverse impact on Owner or its business or (ii) violates any contracts (including the Gathering Agreements), leases, orders, security instruments and other agreements to which Owner or any of its Affiliates is a party or by which Owner, its Affiliates or any of its properties is bound in any respect that could have a materially adverse impact on Owner, its Affiliates, the Water System or its business.

(d) Limitations. During the Term, except to the extent required by applicable Law or otherwise necessary to comply with any contracts or arrangements by which Owner, Operator or the Water System is bound, Operator shall not undertake any of the following activities with respect to its performance under this Agreement without the express prior written consent of Owner:

(i)	undertaking any expansion or material alteration or modification of the Water System (other than the DE Gathering Agreement Required Connections);

(ii)

creating or permitting to be incurred any lien on any asset constituting part of the Water System, with the exception of (A) tax liens created in the ordinary course of business or by operation of law and liens of mechanics and materialmen created in the ordinary course of business or by operation of law or (B) liens which are promptly disputed by Operator and as to which measures are promptly taken to obtain their removal, all of which liens shall be administered or otherwise addressed by Operator as a reasonable and prudent operator in accordance with Prudent Industry Practices;

(iii)	entering into any settlement agreement or arrangement with respect to litigation matters, proceeding or other dispute;

(iv)	entering into, executing, terminating, novating, amending, or extending any contracts with customers of the Water System (including any Gathering Agreement);

(v)

obtaining, applying for, terminating, surrendering, materially amending, or failing to renew any Permit, or taking any action or failing to take any action that would reasonably be expected to result in the revocation, suspension, material modification, or non-renewal of any Permit;

(vi)

entering into any tax settlement agreements or arrangements related to any ad valorem taxes assessed on the Water System or any sales and similar transactional taxes collected pursuant to this Agreement or the Gathering Agreements;

(vii)

entering into, amending, extending, renewing, terminating, assigning, consenting to any assignments or transfers of, issuing change orders under, or waiving any rights or obligations under, any agreement of Owner or its Affiliates or any agreement otherwise related to the Water System;

(viii)	granting of powers of attorney with respect to Owner, its Affiliates or the Water System;

(ix)

(i) lending money to any Person, incurring, guaranteeing, securing or assuming, in one or more transactions (whether or not related) any indebtedness; (ii) making prepayments or extensions of indebtedness; (iii) obligating or causing Owner or any of its Affiliates to make any expenditures or approve any growth or similar projects; or (iv) granting any credit support from Owner or its Affiliates or otherwise related to the Water System;

(x)	commencing a bankruptcy, winding up, insolvency or reorganization proceeding involving Owner or any of its Affiliates or otherwise related to the Water System;

(xi)	changing Owner’s or any of its Affiliate’s independent public accountants or auditors;

(xii)	undertaking any political or lobbying activities;

(xiii)	obligating or causing Owner or any of its Affiliates to enter into or modify any commodity, basis differential or interest rate hedging transaction; or

(xiv)	committing or agreeing to do any of the foregoing activities in clauses (i) through (xvii) above.

(e) Emergencies. Notwithstanding anything herein to the contrary, nothing in this Agreement shall prohibit Operator from taking any actions or performing any operations to the extent reasonably necessary to address an emergency that poses an imminent risk of harm to persons or material damage to property, in which case Operator shall notify Owner as soon as reasonably practicable of such emergency and any associated expenditures.

Section 2.2 Title, Documents and Data; Records.

(a) Title to all materials, equipment, supplies, consumables, spare parts and other items purchased or obtained by Operator for or on behalf of Owner and its Affiliates (as applicable) (“Items”), shall pass to and vest in Owner or its Affiliates (as applicable) free and clear of all liens and encumbrances upon the earlier of payment for or delivery to Owner of such Items and in any event no later than the passage of title from the vendor or supplier thereof. Without limiting the foregoing, wherever possible, Operator shall procure such Items in the name of Owner; provided, that if Operator reasonably determines that it is necessary or in the commercial best interest of Owner to acquire Items in the name of Operator as agent for Owner, then Operator (i) may acquire the Items in its name as agent for Owner and thereafter assign and convey to Owner such Items free and clear of all liens and encumbrances upon the earlier of payment for or delivery to Owner of such Items and in any event no later than the passage of title from the vendor or supplier thereof and (ii) shall either (A) assign to Owner the warranties, guarantees and indemnities or (B) if Operator determines such assignment is not practical, enforce such warranties, guarantees and indemnities for the benefit of Owner.

(b) All (i) written materials, data, documents and other work product prepared or developed by Operator, any Affiliate of Operator or their respective employees or contractors during the term of this Agreement for Owner in connection with the performance of the Services, including all manuals, data, designs, drawings, plans, specifications, reports, studies, forecasts, other information (collectively, the “Deliverables”), together with all intellectual property rights incorporated or imbedded therein and (ii) Owner accounts, shall belong to Owner; provided, however, that, for the avoidance of doubt, the Deliverables shall exclude any and all information developed by Operator or its Affiliates related to the upstream oil and gas business. All such Deliverables, in whatever form, including electronic copies and databases, shall be provided promptly to Owner following any termination of this Agreement.

(c) Each of Operator and Owner agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party giving full effect to the purpose and intent of this Section 2.2.

(d) Operator shall prepare and deliver to Owner such Deliverables as Owner may reasonably request and in the form then-currently maintained by Operator or its Affiliates, including reports required (i) under applicable Law, (ii) under any agreements entered into by or on behalf of Owner or in connection with the Water System (including the Gathering Agreements), (iii) by any Lenders, and (iv) regular reports setting forth in reasonable detail (A) the volumes of water on the Water System, (B) revenue generated in connection with the Water System, (C) operating expenses incurred in connection with the Water System, and (D) such other pertinent data and information as may be necessary or appropriate to demonstrate the financial performance of the Water System. Without limiting the foregoing, Operator shall furnish Owner with such other reports, data, and financial information as Owner may request in order to enable Owner to produce (1) monthly financial reports, (2) quarterly unaudited financial statements, and (3) annual audited financial statements, in each case in such form, with such detail, and within such timeframes as Owner may reasonably specify. Operator shall cooperate fully with Owner’s independent auditor and shall provide all information, records, documentation, and access reasonably requested by Owner’s auditor in connection with the preparation or audit of Owner’s financial statements or any other audit or review relating to the Water System or the Services.

Section 2.3 Operating Accounts.

(a) Operator shall establish a bank account or accounts (each, an “Operating Account”), which may be subject to encumbrances and control rights of Lenders only. The employees set forth on Exhibit A-5 and any replacements thereof approved by Owner in writing (such approval not to be unreasonably withheld, conditioned or delayed) shall be designated as authorized signatories to the Operating Account.

(b) All revenues attributable to the Water System received by Operator, including all amounts due to Operator under the Gathering Agreements, shall be deposited promptly into the Operating Account. Operator shall have the authority and duty, subject to the terms of this Agreement and the provisions of the Gathering Agreements, to collect all monies due under the Gathering Agreements and any other agreements relating to the Water System and to cause such amounts to be deposited into the Operating Account. Operator shall be responsible for the payment of all Direct Costs from the Operating Account or otherwise incurred in connection with the Gathering Agreements.

(c) Operator shall administer the Operating Account and shall pay, from funds available in the Operating Account, all (i) Direct Costs (ii) any other amounts expressly authorized to be paid under this Agreement, in each case, as and when due in accordance with the terms and conditions of this Agreement. Operator shall make no disbursements from the Operating Account except as authorized under this Section 2.3 and Section 2.5.

(d) Operator shall account to Owner for any expenses pursuant to this Agreement. Such monies of Owner shall be applied only to their intended use and shall in no way be deemed to be funds belonging to Operator (other than the Retained Operator Amounts).

(e) Operator shall provide Owner with monthly settlement statements detailing receipt of payments of expenses using funds in the Operating Accounts, prior to the last day of the succeeding calendar month.

(f) All interest and other benefits pertaining to the Operating Account belong to Owner.

Section 2.4 No Services Fee. For the avoidance of doubt, the only consideration Operator retains under this Agreement is the Retained Operator Amounts. Operator will not receive any incremental services fee or management fee under this Agreement.

Section 2.5 Royalty; Minimum Royalty.

(a) Each month during the Term, as consideration for Owner granting Operator the right to use the Water System to satisfy Operator’s obligations under the Gathering Agreements, Operator shall pay to Owner (without duplication) from the Operating Account or otherwise, the following royalties on a monthly basis out of Net Proceeds derived from the Water System (with the other Net Proceeds not payable to Owner hereunder to be disbursed from the Operating Account, and retained by Operator (the “Retained Operator Amounts”):

(i)

90% of the Net Proceeds for each Barrel of Produced Water stored, transported, treated, processed, disposed, purchased or sold utilizing all or any portion of the Water System (“Produced Water Royalty”);

(ii)

90% of the Net Proceeds for each Barrel of Recycled Water stored, transported, treated, processed, disposed, purchased or sold utilizing all or any portion of the Water System (“Recycled Water Royalty”); and

(iii)

90% of the Net Proceeds for each Barrel of Fresh Water and Brackish Water stored, transported, treated, processed, disposed, purchased or sold utilizing all or any portion of the Water System (“Fresh Water Royalty”).

(b) The Royalty is subject to an annual guaranteed minimum royalty of: (i) forty million dollars ($40,000,000) during each of the first five (5) Contract Years of the Initial Term, and (ii) ten million dollars ($10,000,000) during each of the last five (5) Contract Years of the Initial Term ((i) and (ii) collectively, as adjusted pursuant to Section 2.6, the “Annual Minimum Royalty”) during the Initial Term; provided, however, that if the Royalty paid during any year of the Initial Term exceeds the Annual Minimum Royalty, the excess amount shall be credited to the next succeeding year on a dollar-for-dollar basis.

Section 2.6 Escalation. Beginning on the Effective Date, and on each annual anniversary thereafter, the Annual Minimum Royalty shall automatically increase or decrease, as applicable, by the amount of any percentage change of the immediately preceding year (if any), in the Consumer Price Index for All Urban Consumers or its most comparable successor, as published by the Department of Labor or its most comparable successor; provided, that any such adjustment shall not exceed three percent (3%) for any Contract Year; provided, further, that in no event shall the Annual Minimum Royalty be decreased below the amounts set forth in Section 2.5(b).

Section 2.7 Payment.

(a) Invoices and Due Date. No later than the thirtieth (30th) day following the end of each month during the Term, Operator shall deliver to Owner an invoice (“Invoice”) setting forth (i) the Produced Water sales, Recycled Water sales and Fresh Water and Brackish Water sales for which the Operator owes a payment to Owner pursuant to Section 2.5(a) for such subject month, expressed in Barrels and calculated as provided for in Section 2.5(a)(i) – (iii), as applicable and (ii) the Retained Operator Amounts for such month. Operator shall pay in full from the Operating Account any undisputed amounts due as reflected on the applicable Invoice by check or ACH transfer to Owner’s designated bank account on or prior to the date that is sixty (60) days following the end of the month with respect to which such amounts are owed (the “Due Date”). If any undisputed amount due hereunder remains unpaid for sixty (60) days after the Due Date for such statement, interest on such amounts will accrue at the Overdue Rate from the Due Date through and including the date the owing Party actually makes payment.

(b) Shortfall Payment. In the event that the aggregate Royalty paid to Owner during any Contract Year is less than the Annual Minimum Royalty (such deficiency, a “Shortfall”), Operator shall provide Owner with a written report setting forth in reasonable detail the calculation of such Shortfall (the “Shortfall Report”), together with an invoice for the amount of the Shortfall (the “Shortfall Invoice”), within thirty (30) days following the end of such Contract Year. Operator shall directly pay to Owner the amount set forth in the Shortfall Invoice from Operator’s own funds (and not from the Operating Account) within thirty (30) days following delivery of the Shortfall Report and Shortfall Invoice to Owner.

(c) Disputes. In the event either Party disputes in good faith all or any portion of an Invoice or Shortfall Invoice, then the undisputed portion, if any, shall be due and payable in accordance with Section 2.7(a). Upon the resolution of the dispute, the non-prevailing Party shall promptly pay the prevailing Party the disputed amount plus interest at the Overdue Rate from the date the disputed payment was originally due pursuant to Section 2.7(a) through, and including, the date paid.

(d) Audit. At any time on no less than thirty (30) days’ notice (but no more frequently than twice in any twelve (12)-month period), either Party may, at the sole cost and expense of the requesting Party, conduct an audit of the other Party’s accounts, invoices and other documents related to the Water System and operations pursuant to this Agreement, including records of Produced Water, Recycled Water and Fresh Water and Brackish Water volumes stored, transported, treated, processed, disposed, purchased and sold in the Water System, or other operations with respect to the Water System and calculation of all or any portion of the Royalty. Such examination shall use electronic records or, solely to the extent original documents are required, take place in the office location where such books and records are kept in the normal course of business; provided, that no examination may unreasonably interfere in the ongoing job responsibilities of the personnel of any Party. In the event the Parties mutually determine there was an Operator overpayment, Operator shall be due credit by Owner for the amount of such overpayment on the next succeeding statement following such determination. In the event the Parties mutually determine there was an Operator underpayment, such amount shall be immediately due and payable, and Operator shall pay Owner within thirty (30) days of such determination.

(e) Inspection. Owner shall have the right to access and enter the Water System, improvements, equipment, records at any time and from time to time for the purpose of observing, inspecting, photographing, measuring, and auditing Operator’s activities with respect to the Water System and, to verify compliance with this Agreement and applicable Law. Operator shall provide reasonable cooperation to facilitate such inspections, including access to non-privileged books and records directly relating to operations with respect to the Water System. Owner shall at all times observe all posted safety notices and instructions, use required personal protective equipment, and be accompanied by an Operator representative if reasonably required for safety or security.

(f) Books and Records. Operator shall keep records and books of account relating to the Services, this Agreement or the Water System in compliance with this Agreement and in compliance in all material respects with all applicable Laws, Permits and Prudent Industry Practices.

Section 2.8 Reserved.

Section 2.9 Taxes. During the Term of this Agreement, Operator shall timely pay from the Operating Account or otherwise all (1) ad valorem taxes assessed on the Water System to the applicable Governmental Authority and (2) sales and similar transactional taxes collected from Owner or Operator pursuant to the Gathering Agreements to the applicable Governmental Authority, in each case as a Direct Cost. For the avoidance of doubt, such tax payments shall be Operator’s independent obligation as operator of the Water System, and Operator shall not be deemed to be collecting or remitting such taxes on behalf of Owner.

Section 2.10 Maintenance; Maintenance Capital Expenditures.

(a) Operator shall be responsible for the maintenance of the Water System, with such maintenance done in accordance with all applicable Laws, Prudent Industry Practices and otherwise as requested by Owner. Operator shall be responsible for the cost and expense of all such maintenance, except as otherwise provided herein. Operator shall provide Owner with prior written notice in the event that Operator anticipates that the Maintenance Capital Expenditures in any     shall exceed $    .

(b) Other than any capital expenditures associated with the DE Gathering Agreement Required Connections, Operator shall not incur any capital expenditures without the prior written consent of Owner. Operator shall provide Owner with prior written notice in the event that Operator anticipates that the capital expenditures associated with the DE Gathering Agreement Required Connections in any     shall exceed $    .

Section 2.11 Owner Performance Rights. Without prejudice to any other right or remedy given to Owner or Operator under this Agreement, if there is a dispute pursuant to Section 2.7(c) or Section 2.7(d) or Operator is otherwise in breach of any of its obligations under this Agreement, including performance of any of the Services, Owner shall provide Operator with a written notice (a “Claim Notice”) detailing the nature of such claimed failure or breach, and shall provide Operator with an opportunity to discuss such claim with Owner (including an opportunity for Operator to describe why Operator disagrees with such claim). Within thirty (30) Days after receipt of such Claim Notice, if such claimed failure or breach has been adequately remedied or resolved, or continues to dispute with Operator whether such failure or breach occurred, Owner shall give Operator a further written notice of Owner’s intent to perform, or cause to be performed by third parties, such obligation or Service of Operator that is the subject of such claim (an “Owner-Performance Notice”); provided, however, if any alleged failure or breach is not reasonably capable of being cured during such thirty (30) Day time period, Owner may not deliver an Owner-Performance Notice until after an additional reasonable period no longer than one-hundred eighty (180) days has elapsed. Following delivery to Operator of such Owner-Performance Notice, Owner shall have the right to perform the applicable obligation or Service or have third parties perform such obligation or Service for so long as is reasonably required to remedy or resolve the applicable failure or breach; provided, that Operator shall remain obligated to perform all of its other obligations hereunder. The fact that any such obligation or Service has been performed or caused to be performed by Owner or third parties shall not preclude Operator from disputing the validity of any such claim of failure or breach, provided that Operator provides Owner with a written protest notice that it protests the performance of such obligation or Service by Owner or third parties. Owner or any third party acting on its behalf shall not interfere with any operations of Operator that are not the subject of an Owner-Performance Notice, and Operator shall not be liable under this Agreement for any non-performance to the extent its operations are interfered with by Owner or any third party acting on its behalf outside the scope of any Owner-Performance Notice.

Section 2.12 Availability of other Rights or Remedies. The rights of Owner under Section 2.11 do not preclude Owner’s exercise of (a) other non-monetary remedies that may be available for such breach, including termination of this Agreement or equitable relief or (b) any remedies (monetary or otherwise) available for other defaults that occur concurrently with, before, or after such breach.

Section 2.13 Access to Water System. Operator and its Affiliates and other Persons engaged by Operator to perform the Services (and their respective employees and agents) shall at all times during their performance of the Services have full and free access to the Water System and Owner personnel as necessary to perform the Services. Owner and its designated representatives shall have access to the Water System at all times. Notwithstanding this Section 2.13 and the appointment of Operator hereunder to provide the Services, Owner retains the right to grant its Affiliates or any Third Parties access to and use of the Water System at all times, so long as such access or use does not cause Operator to breach its obligations under this Agreement or the Gathering Agreements.

ARTICLE III

REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

Section 3.1 Reciprocal Representations and Warranties. Each Party (such Party, the “Representing Party”) represents and warrants to the other Party that, as of the Effective Date:

(a) Organization. The Representing Party is duly organized, validly existing and in good standing under the Laws of the State of its formation and is qualified to do business and is in good standing in the State of Texas and State of New Mexico.

(b) Authority; Binding Effect. The Representing Party has all requisite power and authority to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby and thereby. The Representing Party has taken (or caused to be taken) all acts required to be taken by it to authorize the execution, delivery and performance by the Representing Party of this Agreement. This Agreement has been duly executed and delivered by the Representing Party and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium, reorganization or similar Laws affecting the rights of creditors generally and by principles of equity, whether considered in a proceeding at Law or in equity.

(c) Non-Contravention. The execution, delivery and performance of this Agreement by the Representing Party does not and will not (i) conflict with, or result in, any violation of or constitute a breach or default (with notice or lapse of time, or both) under (A) any provision of its organizational documents, or (B) any Law, court order, agreement, instrument or license applicable to the Representing Party, or (ii) require the submission of any notice, report, consent or other filing with or from any Governmental Authority or other Person.

(d) Legal Proceedings. There are no proceedings pending or, to the Representing Party’s knowledge, threatened in writing against or affecting the Representing Party before any court, governmental agency, regulatory body or arbitrator that could reasonably be expected to materially adversely affect the ability of the Representing Party to perform its obligations under this Agreement.

(e) Bankruptcy; Solvency. There are no bankruptcy, reorganization or receivership proceedings pending, or, to the Representing Party’s actual knowledge, threatened against the Representing Party or an Affiliate of the Representing Party. The Representing Party is not insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement.

Section 3.2 Reporting Requirements. With respect to the Water System, Operator shall furnish Owner with the following data and reports within the applicable time frames set forth below:

(a) Reasonably promptly following receipt thereof, copies of all material correspondence received by Operator or its Affiliates from any Governmental Authority, along with any material correspondence (including any reports) sent by Operator or its Affiliates to any Governmental Authority, including, without limitation, correspondence relating to Permits;

(b) Reasonably promptly following receipt thereof, copies of all written notices regarding material violation or potential material violation of, or material liability under, any Laws;

(c) Promptly following Operator becoming aware thereof, notice of any (i) incidents involving loss of life or bodily injury or illness at the Water System, (ii) incidents involving material damage to, loss of or loss of use of any property owned or used on the Water System, and (iii) material releases or spills of Produced Water or Hazardous Material or other violation of applicable Environmental Laws.

(d) Reasonably promptly following the receipt thereof, copies of all claims, demands, or actions or threatened claims, demands or actions;

(e) Reasonably promptly following receipt or preparation by Operator or its Affiliates, copies of all surveys, including in a digitally recorded format if such exists; and

(f) Daily drilling reports (if any), in Excel format if available, which shall be provided within thirty (30) days after the end of each calendar month.

ARTICLE IV

TERM AND TERMINATION

Section 4.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue until December 31, 2035 (the “Initial Term”), except as otherwise provided in this Section 4.1. Following the Initial Term, this Agreement shall automatically renew for an additional three (3) year extension term (the “Extension Term” and collectively with the Initial Term, the “Term”) unless either Party provides notice of termination at least one hundred eighty (180) days prior to the expiration of the then-current term. The Parties may mutually agree in writing to terminate this Agreement at any time. No Party may terminate this Agreement except as provided in this Article IV and Article V.

Section 4.2 Effect of Termination.

(a) In the event this Agreement is terminated in accordance with the terms and conditions of this Agreement, the Parties shall have no further rights or obligations hereunder; provided, that no such termination shall relieve any Party of any liabilities or obligations that accrued prior to the date of such termination and the provisions of this Section 4.2, Section 1.2, Section 2.4, Section 2.5, Section 2.6, Section 2.7, Section 3.2, Article V, Article VI, Article VII, Article VIII and Article X, together with the definitions in Section 1.1 used in such Sections and Articles shall survive the termination of this Agreement.

ARTICLE V

EVENTS OF DEFAULT

Section 5.1 Owner Default. Owner shall be in default of this Agreement (each, a “Owner Default”): (a) upon an Event of Bankruptcy with respect to Owner or (b) if Owner is in material breach of any of its obligations under this Agreement, and Owner fails to cure such breach within thirty (30) days (or ten (10) days for an obligation to pay any undisputed sums of money owed) following delivery to Owner of a notice from Operator stating with reasonable particularity the nature and extent of such material breach or if a remedy cannot be effected within such initial thirty (30)-day period, an additional reasonable period no longer than ninety (90) days, provided, that Owner has commenced pursuit of a remedy within the initial thirty (30)-day period and diligently pursues such remedy to completion.

Section 5.2 Operator Remedies Against Owner Default. If an Owner Default occurs and is uncured and continuing after the cure periods set forth in Section 5.1(b), and without prejudice to any of Operator’s other rights under this Agreement, then during the period in which Owner Default is continuing, Operator shall have the right to take one or more of the following actions: (a) suspend performance under this Agreement; (b) pursue specific performance of this Agreement; (c) terminate this Agreement; or (d) pursue any and all other rights and remedies available at law or in equity subject however to the limitations in this Agreement.

Section 5.3 Operator Default. Operator shall be in default of this Agreement (each, an “Operator Default”): (a) upon an Event of Bankruptcy with respect to Operator, (b) if Operator is in material breach of any of its obligations under this Agreement, and Operator fails to cure such breach within thirty (30) days (or ten (10) days for an obligation to pay any undisputed sums of money owed) following delivery to Operator of a written notice from Owner stating with reasonable particularity the nature and extent of such material breach, or if a remedy cannot be effected within such initial thirty (30)-day period, an additional reasonable period no longer than ninety (90) days, provided, that Operator has commenced remedy within the initial thirty (30)-day period and diligently pursues such remedy to completion, (c) Operator is in default under any of the Gathering Agreements, (d) if Operator suffers a Change in Control without the Owner’s prior written consent as required pursuant to Section 10.4(b) (such consent not to be unreasonably withheld, conditioned or delayed) or (e) if Operator, a parent entity thereof or a “Producer” entity (as defined in either of the DE Gathering Agreements) sells all or substantially all of its consolidated assets and another entity reasonably satisfactory to Owner does not assume Operator’s obligations under this Agreement.

Section 5.4 Owner Remedies Against Operator Default. If an Operator Default occurs and is uncured and continuing after the cure periods (if any) provided in Section 5.3(b) or Section 5.3(c), and without prejudice to any of Owner’s other rights under this Agreement, then during the period in which the Operator Default is continuing, Owner shall have the right to take one or more of the following actions: (a) suspend performance under this Agreement; (b) pursue specific performance of this Agreement; (c) terminate this Agreement; or (d) pursue any and all other rights and remedies available at law or in equity subject however to the limitations in this Agreement.

ARTICLE VI

NOTICES

Section 6.1 Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) three (3) business days after deposit with the U.S. Postal Service, certified mail, postage prepaid, return receipt requested; (c) if by email transmission, upon read receipt confirmation by the recipient (with the receiving Party being obligated to respond affirmatively to any read receipt requests delivered by the other Party); or (d) by Federal Express overnight delivery (or other reputable overnight delivery service), two (2) days after deposited with such service. Addresses for all such notices and communication shall be as follows:

To Operator:
Attn:
Telephone:
E-mail:

To Owner:	DE IV Flow, LLC
Attn:
Telephone:
E-mail:

Any Party may, upon written notice to the other Party, change the address and Person to whom such communications are to be directed.

Section 6.2 Reporting. With respect to any notices, communications and information required to be delivered pursuant to Section 3.2, such notices, communications and information shall be sufficient in all respects if given in accordance with Section 6.1 or if such notice is delivered by email to the address specified for a Person in Section 6.1.

ARTICLE VII

CONFIDENTIALITY

Section 7.1 Non-Disclosure. Each Receiving Party shall keep confidential and shall not disclose, or permit any of its Disclosure Recipients to disclose, any Confidential Information of the Disclosing Party except as required or reasonably necessary (a) to enforce this Agreement, (b) by Law, (c) to Disclosure Recipients that are subject to a professional or other obligation of confidentiality with respect to any such disclosed Confidential Information, or (d) to a potential purchaser or financing source in connection with any potential or actual sale of a Party or its applicable Affiliate (or an interest therein), any potential or actual sale or lease of any of such Party’s assets subject to this Agreement or any bona fide equity or debt financing transaction, provided, that any such recipient is subject to a professional or other obligation of confidentiality with respect to any such disclosed Confidential Information. The terms and provision of this Section 7.1 shall terminate on the date that is two (2) years following the termination of this Agreement.

Section 7.2 Required Disclosures. In the event that any Receiving Party or any of its Disclosure Recipients is required by any Law to disclose Confidential Information to any Governmental Authority, unless otherwise agreed to by the Disclosing Party, prior to such disclosure, such Receiving Party (or its Disclosure Recipients) shall promptly notify the Disclosing Party (to the extent not prohibited by Law from giving notice) in writing of such anticipated disclosure, which notification shall include the nature of the requirement of Law and the extent of the required disclosure and such Receiving Party (or its Disclosure Recipients) shall reasonably cooperate with the Disclosing Party to preserve the confidentiality of such information consistent with Law (including reasonably withholding disclosure of such Confidential Information until such time as it has been finally determined that such disclosure is required under Law). Each Receiving Party shall cause any of its Disclosure Recipients to which it discloses any Confidential Information to hold such information confidential to the same extent as would be required if such Disclosure Recipients were a Party, and no Receiving Party or Disclosure Recipient may use any Confidential Information it receives for any purpose not contemplated by this Agreement.

ARTICLE VIII

LIABILITY AND INDEMNITY

Section 8.1 Operator Indemnity. To the maximum extent allowed by applicable Law, Operator shall be solely responsible for, and shall protect, defend, indemnify and hold harmless Owner and its respective directors, managers, officers, agents, employees and Affiliates (“Owner Group”) from and against any Losses resulting from, arising out of or in any way related to (a) Operator Group’s presence at or operation of the Water System or its activities pursuant to this Agreement or performance of the Services, including (i) death, injury or illness to any person or loss of or damage to any property, including any death or personal injury or illness or loss or damage to property caused by the act or omission (whether negligent or otherwise), the negligence or breach of statutory duty of any member of Operator Group (except, in each case, as provided in Section 8.2); (ii) any Hazardous Material contamination or other environmental condition, including clean-up actions or remediation work resulting therefrom, whether now known or hereafter discovered; (iii) claims or investigations by any Governmental Authority or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory brought by a Third Party against any member of Operator Group, (b) Operator’s performance or non-performance of this Agreement (including causing any breach or other performance failure of Owner under any Gathering Agreement) or (c) Operator’s breach of any of Operator’s obligations under the Gathering Agreements.

Section 8.2 Owner Indemnity. To the maximum extent allowed by applicable Law, Owner shall be solely responsible for, and shall protect, defend, indemnify and hold harmless Operator and its respective directors, managers, officers, agents, employees and Affiliates (“Operator Group”) from and against any Losses resulting from, arising out of or in any way related to (a) the death, injury or illness to any person or loss of or damage to any property, caused by the act or omission (whether negligent or otherwise), the negligence or breach of statutory duty of Owner or otherwise caused in connection with Owner’s access to the Water System as described in Section 2.7(e) or Section 2.13 (except, in each case, as provided in Section 8.1) or (b) Owner’s performance or non-performance of this Agreement.

Section 8.3 Exclusive Remedies. Except to the extent caused by the gross negligence, willful misconduct, willful breach or fraud, the Parties agree that the remedies set forth in this Agreement are the Parties’ exclusive remedies at all times for a breach of this Agreement, whether based in contract, tort (including negligence and strict liability), or otherwise.

Section 8.4 Limitation on Damages. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES, OR INDIRECT DAMAGES FOR LOST PROFITS OR LOSS OF USE OR BUSINESS OPPORTUNITY (IN ALL CASES EXCEPT TO THE EXTENT CONSTITUTING DAMAGES PAID OR PAYABLE TO AN UNAFFILIATED THIRD PARTY), ARISING UNDER, IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY, ON BEHALF OF ITSELF AND ITS AFFILIATES, DOES HEREBY WAIVE ANY RIGHT TO RECOVER ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES, OR INDIRECT DAMAGES FOR LOST PROFITS OR LOSS OF USE OR BUSINESS OPPORTUNITY (IN ALL CASES EXCEPT TO THE EXTENT CONSTITUTING DAMAGES PAID OR PAYABLE TO AN UNAFFILIATED THIRD PARTY), ARISING UNDER, IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE IX

WARRANTY/CLAIMS

Section 9.1 Warranties. Operator shall (i) use commercially reasonable efforts to secure from vendors, suppliers and contractors, in favor of Owner and for Owner’s benefit, such warranties and guarantees as may reasonably be available regarding Items and services purchased by Operator for the Water System or for Owner in connection with the Services and (ii) in accordance with Prudent Industry Practices, enforce such warranties and guarantees (including enforcing all rights associated therewith, including warranty claims and audit rights) on behalf of Owner. With respect to any Items or services obtained by Operator from vendors, suppliers and contractors in accordance with this Agreement, the only warranties, if any, applicable thereto and available to Owner shall be those offered by such vendors, suppliers and contractors.

Section 9.2 WITHOUT LIMITING OPERATOR’S OBLIGATIONS PURSUANT TO SECTION 2.1(B), OPERATOR’S ONLY OBLIGATION IN RESPECT OF ANY WARRANTY PROVIDED BY A VENDOR, SUPPLIER OR CONTRACTOR WITH RESPECT TO ITEMS OR SERVICES OBTAINED BY OPERATOR FROM SUCH VENDORS, SUPPLIERS AND CONTRACTORS OR BREACH THEREOF SHALL BE TO ACT FOR OWNER’S INTEREST IN ENFORCEMENT OF SUCH WARRANTIES AND USE DILIGENT EFFORTS TO ENFORCE SUCH WARRANTIES; PROVIDED, THAT OPERATOR SHALL NOT HAVE THE RIGHT TO COMPROMISE ANY WARRANTY CLAIM BY SETTLING IT FOR LESS THAN THE FULL VALUE OF SUCH CLAIM WITHOUT OWNER’S PRIOR WRITTEN CONSENT.

Section 9.3 Claims. Except for Losses covered by the indemnification procedures set forth in Article VIII, any and all claims against Owner instituted by anyone other than Operator arising out of the performance of the Services that are not covered by insurance in accordance with Section 10.16 shall be settled or litigated and defended by Operator in accordance with Prudent Industry Practices. Operator shall provide written notice to Owner as soon as practicable of any claims instituted against Owner (regardless of the amount or nature of the claim). Operator shall not commence, release, compromise or settle any litigation or other dispute resolution procedure against another Person unless Operator receives Owner’s written approval.

ARTICLE X

MISCELLANEOUS

Section 10.1 Applicable Law; Venue.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE DOMESTIC SUBSTANTIVE LAWS OF ANY OTHER JURISDICTION.

(b) THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE TEXAS BUSINESS COURT DIVISION THAT INCLUDES HARRIS COUNTY, TEXAS (OR, IF SUCH COURT DOES NOT HAVE JURISDICTION, ANY STATE AND FEDERAL COURT LOCATED IN HARRIS COUNTY, TEXAS) AND APPROPRIATE APPELLATE COURTS THEREFROM FOR THE RESOLUTION OF ANY DISPUTE, CONTROVERSY, OR CLAIM ARISING OUT OF OR IN RELATION TO THIS AGREEMENT, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL ACTIONS, SUITS, AND PROCEEDINGS IN RESPECT OF SUCH DISPUTE, CONTROVERSY, OR CLAIM MAY BE HEARD AND DETERMINED IN SUCH COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, (i) ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION, SUIT, OR PROCEEDING IN ANY OF THE AFORESAID COURTS, (ii) ANY CLAIM IT MAY NOW OR HEREAFTER HAVE THAT ANY SUCH ACTION, SUIT, OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND (iii) THE RIGHT TO OBJECT, IN CONNECTION WITH SUCH ACTION, SUIT, OR PROCEEDING, THAT ANY SUCH COURT DOES NOT HAVE ANY JURISDICTION OVER SUCH PARTY.

Section 10.2 Jury Waiver. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.3 Amendments. Except as otherwise provided herein, no supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties.

Section 10.4 Assignment; Put Agreement.

(a) Assignment. Neither Party may assign any of its rights or obligations under this Agreement or any portion thereof without the prior written consent of the other Party, which consent may not be unreasonably withheld or delayed; provided, that such restriction shall not apply to assignments to Affiliates so long as such assignment to an Affiliate includes the assignment of all of the assigning Party’s rights and obligations under this Agreement; provided further that in the case of Owner, (i) Owner may assign its obligations and its rights hereunder to any purchaser or assignee of any portion of the Water System solely to the extent relating to the purchased or assigned portion of the Water System and (ii) Owner may assign this Agreement as collateral security to a financing entity without the consent of Operator.

(b) Put Agreement. The Parties hereby acknowledge and agree that Double Eagle IV Midco, LLC, a Delaware limited liability company (“Midco”), and Hydrosource Logistics, LLC, a Texas limited liability company (“Hydrosource”) have entered into that certain Put Option Agreement dated as of even date herewith (the “Put Agreement”), pursuant to which Midco has the option to cause Hydrosource to purchase all of the outstanding equity interests of Operator pursuant to the terms and conditions set forth in the Put Agreement. Owner hereby consents to the transactions contemplated by the Put Agreement.

(c) Change in Control of Owner. For the avoidance of doubt, no Change in Control of Owner shall require consent from Operator, and any such Change in Control shall not constitute a breach or default under this Agreement or give rise to any consent right, termination right, or other remedy in favor of Operator.

Section 10.5 Disclaimer.

(a) EXCEPT AS EXPRESSLY SET FORTH HEREIN, THERE IS NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY AND ALL IMPLIED WARRANTIES ARE DISCLAIMED. THE PARTIES CONFIRM THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS AGREEMENT SATISFY THE ESSENTIAL PURPOSES HEREOF.

(b) IN FURTHERANCE OF, AND WITHOUT LIMITING, SECTION 10.5(A), THE PARTIES AGREE AND ACKNOWLEDGE THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS, WARRANTIES, COVENANTS AND OBLIGATIONS SET FORTH IN THIS AGREEMENT, OWNER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE WATER SYSTEM, INCLUDING ANY CONDITION, QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, USE, COMPLIANCE WITH LAWS, AVAILABILITY OR SUFFICIENCY OF PERMITS, ENVIRONMENTAL CONDITION OR ANY OTHER MATTER RELATING THERETO.

Section 10.6 Reserved.

Section 10.7 Change in Law. If either Party is required by a Change in Law to incur material fees, taxes, or expenses in connection with Operator’s performance of its obligations under this Agreement or ownership of the Water System that would not have been incurred by Operator or its Affiliates or Owner or its Affiliates in accordance with applicable Law in effect on the Effective Date, then either Party may notify the other Party of such Change in Law and its associated economic impact. Upon delivery of such notice, the Parties shall, within thirty (30) days, commence good faith negotiations with the objective of amending or modifying this Agreement so as to restore each Party, to the greatest extent reasonably practicable, to the same relative economic position that such Party would have occupied had the Change in Law not occurred. Each Party shall make available to the other such information as may be reasonably necessary to evaluate the economic impact of the Change in Law and to facilitate the negotiation of appropriate adjustments.

Section 10.8 Compliance with Laws and Regulations. This Agreement shall be subject to all applicable Laws and each Party shall perform its obligations hereunder in accordance with all applicable Laws. Nothing contained herein shall be construed so as to require either Party to perform such acts (or to forego performing any acts) that would cause such Party to violate any such applicable Laws.

Section 10.9 Anti-Corruption Laws. Each Party represents that in connection with this Agreement, it has complied, and will comply with, all applicable laws, regulations, rules and requirements of the United States and any other relevant jurisdiction relating to anti-bribery or anti-money laundering and represents that it has not taken and agrees that it will not take any action which would subject the other Party to fines or penalties under such laws, regulations, rules or requirements.

(a) Each Party represents:

(i)	that it has not in violation thereof, directly or indirectly, paid, offered, given or promised, or authorized the payments of, any monies or other things of value to; and

(ii)	that it shall not, in violation thereof, directly or indirectly, pay, offer, give or promise to pay or authorize the payment of, any monies or other things of value to:

(A) a government official or an officer or employee of a government or any department, agency or instrumentality of any government;

(B) an officer or employee of a public international organization;

(C) any person acting in an official capacity for or on behalf of any government or any department, agency or instrumentality of any government or of any public international organization;

(D) any political party or official thereof;

(E) any candidate for political office; or

(F) any other person, individual or entity at the suggestion, request, or direction, or for the benefit of, any of the above-described persons and entities, in connection with this Agreement.

Section 10.10 Representative of Owner and Operator. At all times, Operator shall have appointed an individual representative (“Operator’s Representative”) authorized and empowered to act for and on behalf of Operator on all matters concerning this Agreement and Operator’s obligations hereunder, and Owner shall have appointed an individual representative (“Owner’s Representative”) authorized and empowered to act for and on behalf of Owner on all matters concerning this Agreement and Owner’s obligations hereunder; provided, however, that neither Operator’s Representative nor Owner’s Representative shall have the authority to amend any provision of this Agreement. Either Party may change the identity of its representative by written notification to the other Party. Owner’s Representative may, in its sole discretion, by notice in writing, issue or rescind any previously issued, standing instructions regarding any of Owner’s obligations hereunder.

Section 10.11 Waiver. Except as otherwise provided for in this Agreement, a waiver of any of the provisions of this Agreement shall not be deemed or shall not constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver, unless otherwise expressly provided.

Section 10.12 Relationship of the Parties. The Parties do not intend to create, and this Agreement shall not be construed to create, a partnership, an association for profit, a trust, agency, joint venture, other relationship of partnership or any fiduciary relationship between the Parties.

Section 10.13 Employees; Independent Contractor. The relationship of Operator (and its employees, agents, contractors, and subcontractors) to Owner is that of an independent contractor, and no provision of this Agreement shall be construed to create any employer-employee relationship between Owner and Operator or any of Operator’s employees, agents, contractors, or subcontractors. All persons employed by Operator or its Affiliates in connection with the performance of this Agreement shall be solely and exclusively employees of Operator or its Affiliates, as applicable, and shall not be deemed to be employees of Owner for any purpose whatsoever. Neither Operator nor any of Operator’s employees, agents, contractors, or subcontractors shall be entitled to any benefits provided by Owner to its employees, including but not limited to workers’ compensation, health insurance, retirement benefits, disability benefits, unemployment insurance, vacation, sick leave, or any other employee benefits of any kind. Operator shall be solely responsible for all compensation, benefits, withholdings, employment taxes, and other obligations with respect to its employees, agents, contractors, and subcontractors. Neither Operator nor any of Operator’s employees, agents, contractors, or subcontractors shall have any authority to act for, bind, or commit Owner or any of its Affiliates to any agreements, obligations, or liabilities, or to otherwise represent or hold themselves out as agents, representatives, or employees of Owner.

Section 10.14 Severability. If any provisions of this Agreement, in whole or in part, are held invalid as a matter of Law, it is the Parties’ intent that such holding not affect the other portions of this Agreement, and that such portions that are not invalid be given effect without the invalid portion.

Section 10.15 Further Assurances. Each Party shall take such acts and execute and deliver such documents as may be reasonably required to effectuate the purposes of this Agreement.

Section 10.16 Insurance.

(a) Operator shall obtain and maintain insurance policies of the type and in the amounts set forth on Exhibit A-2 (the “Required Insurance”) and shall cause Owner to be named as an additional insured with respect to each of the Required Insurance policies set forth on Exhibit A-2.

(b) Operator shall cause all Required Insurance policies to contain a waiver of subrogation in favor of Owner and each member of the Owner Group with respect to any claims, losses, or liabilities arising out of or related to Operator’s operations under this Agreement or the performance of Operator’s obligations hereunder.

(c) Prior to commencing any operations on the Water System and annually thereafter (or promptly upon any material change, renewal, or replacement of coverage), Operator shall furnish to Owner certificates of insurance evidencing the Required Insurance, in a form reasonably acceptable to Owner. Such certificates shall: (i) identify all policies required under this Section 10.16; (ii) confirm that Owner and the Owner Group are named as additional insureds as required herein; (iii) confirm the waiver of subrogation in favor of Owner and the Owner Group; and (iv) provide that the insurer shall endeavor to provide Owner with at least thirty (30) days’ prior written notice (ten (10) days in the case of non-payment of premium) of any cancellation, material modification, or non-renewal of such policies. Upon Owner’s request, Operator shall provide Owner with copies of the applicable insurance policies (or relevant excerpts thereof) and endorsements.

Section 10.17 Counterpart Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, and both of which taken together shall constitute one agreement. Delivery of an executed counterpart signature page by PDF is as effective as executing and delivering this Agreement in the presence of the other Party to this Agreement.

Section 10.18 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon anyone, other than the Parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement or to constitute any Person as a third party beneficiary of this Agreement.

Section 10.19 Time of Essence. Time is of the essence with respect to the performance by each Party of its obligations under this Agreement.

Section 10.20 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of each of the Parties and their respective Affiliates and each of their respective successors and permitted assigns.

Section 10.21 Attorney’s Fees. SHOULD EITHER PARTY BE REQUIRED TO RESORT TO EMPLOYMENT OF ATTORNEYS TO ENFORCE THIS AGREEMENT, OR ANY OF ITS RIGHTS UNDER THIS AGREEMENT, THE SUBSTANTIALLY PREVAILING PARTY SHALL BE ENTITLED TO REIMBURSEMENT FROM THE OTHER PARTY FOR THE SUBSTANTIALLY PREVAILING PARTY’S ATTORNEYS’ FEES.

Section 10.22 Entire Agreement. This Agreement and the exhibits and schedules attached hereto and thereto constitute the entire agreement between the Parties with respect to the transactions contemplated hereunder, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to the transactions contemplated hereunder.

Section 10.23 Conspicuousness. THE PARTIES AGREE THAT ANY PROVISION OF THIS AGREEMENT THAT IS SET FORTH IN THE STYLE OF THIS SECTION 10.23 IS CONSPICUOUS.

Section 10.24 Mutuality of Drafting. The Parties hereby stipulate and agree that each of them fully participated and was adequately represented by counsel in the negotiation and preparation of this Agreement, and the Parties further stipulate and agree that in the event of an ambiguity or other necessity for interpretation to be made of the content of this Agreement, this Agreement will not be construed in favor of or against Owner or Operator as a consequence of one Party having had a greater role in the preparation of this Agreement, but will be construed as if the language were mutually drafted by both Parties with full assistance of counsel.

Section 10.25 Force Majeure. Performance under this Agreement, other than to make payments due, shall be excused in the event any Party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, and, in this regard, it is agreed that, on such Party giving notice in reasonably full particulars of such force majeure, in writing, to the other Party, within a reasonable time after the occurrence of the cause relied on, then the obligations of such Party, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall, so far as possible, be remedied with all reasonable dispatch. The term “force majeure” as employed herein means, to the extent not within the reasonable control of the Party claiming force majeure, after the exercise by such Party of due diligence: acts of God; strikes, lockouts or other industrial disturbances; acts of the public enemy, sabotage, terrorist acts, wars, blockades, insurrections, civil disturbances, riots; pandemics, epidemics, quarantines, landslides, lightning, earthquakes, fires, storms, floods, and washouts; arrests, orders, directives, requisitions, and actions, orders, rules, regulations or restraints of any government and government entity; changes in law after the date of this Agreement; application of governmental curtailment rules and regulations; explosions, breakage, or accident to machinery or lines of pipe; breakdown or accident to electric transmission lines and freezing of lines of pipe; unavailability, upon commercially reasonable terms, of labor, materials or other services; and other causes, whether of the kind herein enumerated or otherwise, not reasonably within the control of the Party claiming suspension, and which such Party is unable to overcome by the exercise of due diligence. It is understood and agreed that the settlement of strikes or lockouts is entirely within the discretion of the Party having the difficulty, and that the above requirement that any force majeure be remedied with all reasonable dispatch does not require the settlement of labor disputes, strikes or lockouts by acceding to the demands of an opposing Party when such course is inadvisable in the discretion of the Party having the difficulty.

[Remainder of page intentionally left blank; signature page follows.]

This Agreement has been executed and delivered by the Parties effective as of the Effective Date.

OWNER:

DE IV FLOW, LLC

By:
Name:
Title:

OPERATOR:

By:
Name:
Title:

Signature Page –Water System Management Agreement

Exhibit A-1

Water System

Exhibit A-1

Exhibit A-2

Required Insurance

Exhibit A-2

Exhibit A-3

Services

Exhibit A-3

Exhibit A-4

Gathering Agreements

Exhibit A-4

Exhibit A-5

Employees

Exhibit A-5

Exhibit A-6

DE Gathering Agreement Required Connections

Exhibit A-6